Company Contact:                            Investor Relations Contacts:
BioSphere Medical, Inc.                     Lippert/Heilshorn & Associates, Inc.
Martin Joyce, EVP & CFO                     ------------------------------------
(781) 681-7925                              Kim Golodetz
www.biospheremed.com                        (kgolodetz@lhai.com)
--------------------                         ------------------
                                            (212) 838-3777
                                            Bruce Voss
                                            (bvoss@lhai.com)
                                             --------------
                                            (310) 691-7100
                                            www.lhai.com
                                            ------------


              BIOSPHERE MEDICAL REPORTS 2008 THIRD QUARTER REVENUE REFLECTING PROGRESS WITH U.S SALES AND MARKETING INITIATIVES


ROCKLAND, Mass. - October 22, 2008 - BioSphere Medical, Inc. (NASDAQ: BSMD) ("BioSphere") - a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy - today reported financial results for the three and nine months ended September 30, 2008.

Highlights of the third quarter and recent weeks include:

     o Total U.S. revenue for the quarter was a record $6.0 million, an increase of 21% over the prior-year period
     o Total worldwide revenue from embolics and delivery systems was $7.1 million, up 19% over the prior-year period
     o Total worldwide revenue for the quarter was $7.2 million, an increase of 8% over the prior-year period. Third quarter 2007 worldwide revenue includes $0.6 million of phased-out gastric products sales
     o Uterine artery embolization recommended as a Level A ("best" category) alternative to hysterectomy in a new Practice Bulletin by the American College of Obstetricians and Gynecologists (ACOG)
     o Data presented at the September 2008 Cardiovascular and Interventional Radiology Society of Europe (CIRSE) meeting reported that 31 patients with primary liver cancer demonstrated an objective tumor response of 77% when treated with HepaSphere microspheres loaded with doxorubicin
     o BioSphere launched targeted fibroid consumer education campaign with reality TV star and former supermodel Beverly Johnson as an advocate for informed decision-making

Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "We are pleased with the progressive upward trend in total embolic and delivery system revenue in the past nine months, and the third quarter was a good quarter for the Company, particularly in the United States, where our U.S. marketing and sales initiatives have been gaining traction. We are beginning to see revenue growth from the recent expansion of our U.S. sales force, with most territories filled. We believe that our calls on hospital administrators are also showing evidence of success where we position UFE as a clinically effective and economically attractive alternative to the surgical treatment of fibroids. And most importantly, we believe that gynecologists, who generally refer patients to an interventional radiologist for a UFE procedure, are more aware and accepting of UFE today than they were even a year ago. We also believe that ACOG's recent Level A recommendation for UFE has increased its acceptance by gynecologists.

"We also advanced our interventional oncology business this quarter. Several key embolotherapy studies were featured or presented at CIRSE in September, including a recently completed investigation by Dr. Maurizio Grosso and colleagues, utilizing drug-eluting HepaSphere microspheres loaded with doxorubicin. The study demonstrated an objective tumor response at six months of 77% in patients with unresectable hepatocellular carcinoma (or HCC). We believe the results from this study, recently presented studies, or studies to be submitted for publication soon, could allow us to further expand the adoption of our embolics used in interventional oncology procedures."

"We are confident we have initiatives in place that have the potential to perpetuate the growth of our businesses. Our focus now is to seek to continue to improve the effectiveness of our execution, and more fully fill the activity pipeline of our sales organization, in an effort to achieve our goal of continuing the current upward trend in sales growth," said Faleschini.

Total revenue for the third quarter of 2008 was $7.20 million, an increase of 8% compared with $6.64 million for the third quarter of 2007. Total revenue includes only $0.02 million from gastric products in the third quarter of 2008, compared with $0.58 million in the third quarter of 2007, as the Company has completed the phase-out of this product line. Worldwide revenue of embolics and delivery systems was $7.09 million, up 19% from $5.96 million in the prior year.

Product revenue in the U.S. for the third quarter of 2008 was a record $5.90 million, an increase of 21% compared with $4.87 million in the third quarter of 2007. Revenue in Europe, Middle East and Africa (EMEA) for embolics and delivery systems was $1.01 million for the third quarter of 2008, up 25% from $0.81 million for the same period in 2007. In markets outside of the United States and EMEA, rest of world (ROW) revenue was $0.16 million for the third quarter of 2008, down 42% from $0.28 million for the same period in 2007, which the Company believes was due to the sudden sharp drop in the Brazilian real against the U.S. dollar, which curtailed sales in Brazil.

Gross margin rose to $5.31 million, or 73.8% of revenue, for the third quarter of 2008, compared with gross margin of $4.74 million, or 71.4% of revenue, for the third quarter of 2007.

Operating expense for the third quarter of 2008 was $6.93 million, compared with $5.18 million for the third quarter of 2007. The increase was primarily due to the addition of senior-level executives in research and development, the expansion of the U.S. sales force and increased marketing spending for UFE programs.

Operating loss for the third quarter of 2008 was $1.62 million, compared with $0.44 million for the third quarter of 2007.

Net interest income for the third quarter of 2008 was $0.07 million, compared with net interest income of $0.25 million for the third quarter of 2007, reflecting lower interest rates on invested cash. Foreign exchange gain for the third quarter of 2008 was $0.28 million due to the strengthening of the U.S. dollar against the euro, compared with a foreign exchange loss of $0.13 million for the third quarter of 2007. Income tax expense for the third quarter of 2008 was $0.13 million due to a disallowed tax credit from a recent tax audit by the French Tax authorities.

The preferred stock dividend for the third quarter of 2008 was $0.14 million, unchanged compared with the third quarter of 2007.

Net loss applicable to common stockholders for the third quarter of 2008 was $1.54 million, or $0.09 per basic and diluted share, compared with a net loss applicable to common stockholders of $0.45 million, or $0.03 per basic and diluted share, in the same period last year.

For the nine months ended September 30, 2008, revenue was $22.0 million, an increase of 9% from $20.2 million for the same period last year. Revenue from embolics and delivery systems was $20.9 million, an increase of 16%, compared with $18.1 million in the same period last year. Gross margin rose to $16.1 million, or 73.1% of revenue, for the nine-month period of 2008, compared with gross margin of $14.3 million, or 70.7% of revenue, in the same period last year. The net loss for the nine months ended September 30, 2008 was $4.4 million, or $0.24 per share, compared with a net loss of $2.0 million, or $0.12 per share, for the comparable period in 2007.

At September 30, 2008, BioSphere had cash, cash equivalents and marketable securities of $19.4 million.

Sales by therapeutic area in the third quarter of 2008 were as follows:

     o Third quarter 2008 worldwide sales of embolics used in interventional gynecology, or UFE, rose 23% to $5.56 million compared with the third quarter of 2007, which includes U.S. sales of $4.76 million, an increase of 20%, and sales outside of the U.S. of $0.80 million, an increase of 43%.

     o Third quarter 2008 worldwide sales of embolics used in interventional oncology rose 5% to $1.22 million compared with the third quarter of 2007, which includes U.S. sales of $0.94 million, an increase of 21%, and sales outside of the U.S. of $0.28 million, a decrease of 27%.

     o Third quarter 2008 worldwide sales of delivery systems rose 12% to $0.30 million compared with the third quarter of 2007, which includes U.S. sales of $0.20 million, an increase of 73%, and sales outside of the U.S. of $0.10 million, a decline of 34%.

Conference Call and Webcast
---------------------------
The Company will host its quarterly conference call on October 23, 2008 beginning at 8:30 a.m. Eastern time. The number to dial is 888-563-6275 (US/Canada) or 706-643-3137(International), and the conference ID is 68328993. The live webcast will be available in the "Investors" section of BioSphere's Web site at www.biospheremed.com. A replay of the webcast will also be available at BioSphere's Web site.

About BioSphere Medical, Inc.
-----------------------------
BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements
----------------------------------------------------
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's expectation for revenue growth in the remainder of 2008 and beyond, the expected benefits of the Company's sales force expansion and sales and marketing strategies, and the Company's expectations regarding market acceptance for its products and the growth of its business outside of the United States. The Company may use words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intends," "looking forward," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

     o the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its Embosphere(R) Microspheres, for the treatment of UFE, its HepaSphere(TM) Microsphere and QuadraSphere(R) Microsphere products, and its delivery system product line;

     o the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its expanded sales force and its recently initiated sales and marketing strategies;

     o the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

     o the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

     o    the absence of, or delays or cancellations of, product orders;

     o delays, difficulties or unanticipated costs in the introduction of new products;

     o competitive pressures and the risk of product liability claims, either of which may impact market acceptance of products and adversely affect the Company's operating results;

     o the inability of the Company to successfully execute on its plans and strategies for future growth, including its plans to grow its business in both the UFE and interventional oncology fields and its plans for international growth;

     o the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

     o    general economic and market conditions, both domestic and abroad; and

     o risk factors described in the section titled "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

                               (Tables to follow)

                                              BioSphere Medical, Inc.
------------------------------------------------------------------------------------------------------------------------
                                             SELECTED FINANCIAL INFORMATION

                                         CONSOLIDATED CONDENSED BALANCE SHEETS
                                     As of September 30, 2008 and December 31, 2007
                                               (in thousands, unaudited)
------------------------------------------------------------------------------------------------------------------------

                                                            September 30,     December 31,
                                                                 2008             2007
                                                           ----------------  ---------------
ASSETS
   Cash, cash equivalents and investments                  $        19,405   $       23,579
   Accounts receivable, net                                          4,568            4,097
   Inventories                                                       3,773            3,836
   Prepaid expenses and other current assets                           673              613
   Property and equipment, net                                       1,080            1,124
   Goodwill                                                          1,443            1,443
   Other assets                                                        411               67
                                                           ----------------  ---------------

          Total assets                                     $        31,353   $       34,759
                                                           ================  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts payable and accrued expenses                   $         5,238   $        5,460
   Deferred revenue                                                     83              146
   Capital lease obligations                                            19               44
   Stockholders' equity                                             26,013           29,109
                                                           ----------------  ---------------

         Total liabilities and stockholders' equity        $        31,353   $       34,759
                                                           ================  ===============


                                    CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                            For the three and nine months ended September 30, 2008 and 2007
                                  (in thousands, except per share amounts, unaudited)
------------------------------------------------------------------------------------------------------------------------


                                                                  Three Months Ended              Nine Months Ended
                                                                     September 30,                  September 30,
                                                           --------------------------------- ---------------------------
                                                                 2008             2007            2008          2007
                                                           ----------------  --------------- --------------- -----------

Revenues                                                   $         7,198   $        6,637  $       22,023  $   20,196

Costs and expenses:
   Cost of revenues                                                  1,889            1,897           5,922       5,913
   Research and development                                            822              583           2,239       1,809
   Sales                                                             2,497            1,775           7,763       5,701
   Marketing                                                         1,855            1,485           4,872       4,219
   General, administrative and patent costs                          1,760            1,332           5,470       4,756
                                                           ----------------  --------------- --------------- -----------

   Total costs and expenses                                          8,823            7,072          26,266      22,398
                                                           ----------------  --------------- --------------- -----------

Loss from operations                                                (1,625)            (435)         (4,243)     (2,202)
   Other income and expenses, net                                      227              122             284         586
                                                           ----------------  --------------- --------------- -----------

Net loss                                                            (1,398)            (313)         (3,959)     (1,616)

   Preferred stock dividends                                          (145)            (140)           (434)       (415)
                                                           ----------------  --------------- --------------- -----------

Net loss applicable to common stockholders                 $        (1,543)  $         (453) $       (4,393) $   (2,031)
                                                           ================  =============== =============== ===========

Net loss per common share
   Basic and diluted                                       $         (0.09)  $        (0.03) $        (0.24) $    (0.12)
                                                           ================  =============== =============== ===========

Weighted average common shares outstanding
   Basic and diluted                                                17,990           17,620          17,977      17,577
                                                           ================  =============== =============== ===========